Exhibit 3.77

CERTIFICATE OF FORMATION

OF

EMBASSY DEVELOPMENT LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act of the State of Delaware (6 Del.C§18-101, et seq.) hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Embassy Development LLC.

SECOND: The address of the registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington (New Castle County), Delaware 19808.

THIRD: The name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington (New Castle County), Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 22 day of July, 2014.

/s/ Sean Dell’Orto
Name: Sean Dell’Orto An Authorized Person